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                                                                    Exhibit 99.1



                         [WAVE SYSTEMS CORP. LETTERHEAD]

(BW) (WAVE-SYSTEMS) (WAVX) WAVE SYSTEMS CORP. COMPLETES $3.0 MILLION PRIVATE PLACEMENT

         Business Editors

         NEW YORK -- (BUSINESS WIRE) -- January 2, 1997 -- Wave Systems Corp. (Nasdaq: WAVX) today announced that it has completed the sale of $3.0 million in 6% Series C Convertible Preferred Shares through a private placement with an investment fund, pursuant to Regulation D of the Securities Act of 1933. Proceeds of the offering will fund working capital needs, including the Company's research and development and sales marketing efforts focused on the consumer, entertainment and education markets. The transaction was facilitated by Wharton Capital, a New York based financial consulting firm.

         This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

         Wave Systems Corp. markets distributed information metering and transaction services, including WINPublish (TM) "Internet commerce for everyone" (http://www.wavesys.com), for use in consumer, entertainment and education applications. Wave's Wave Interactive Network information metering infrastructure provides individual and corporate content owners with secure distribution as well as new marketing and pricing options that include rental, rent-to-own, purchase and pay-per-use transactions. Consumers benefit from the convenience and control of obtaining content via delivery systems such as online services, the Internet, satellite transmission, CD-ROM, digital video disk (DVD) and Wave's CablePC distribution available through the Wave Internet home page: http://www.wavesys.com.

         CONTACT:        James Stokes Hatch
                         Wave Systems Corp.
                         (212) 755-3282 or jhatch@wavesys.com
                                or
                         David C. Collins
                         Jaffoni & Collins Incorporated
                         (212) 505-3015 or dccjci@aol.com


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